EXHIBIT 99.1

Contact:	Cathy Engel	FOR IMMEDIATE RELEASE
PECO
215-841-5555
catherine.engel@peco-energy.com

PECO Appoints Comcast Vice President Charisse R. Lillie to Board of Directors

PHILADELPHIA (Dec. 7, 2009) – Charisse R. Lillie, vice president of community investment for Comcast Corporation and executive vice president of the Comcast Foundation, was appointed to PECO’s board of directors on Dec. 1, 2009.

“Charisse’s vast legal experience and community focus are sure to be an asset to the PECO board,” said John W. Rowe, chairman and CEO of Exelon, PECO’s parent company.

“Charisse’s unique combination of corporate, civic and governmental experience will bring a new perspective to the board as we continue to manage in a dynamic environment and work in the best interest of our employees, customers and shareholders,” said Denis O’Brien, president and CEO of PECO, and executive vice president of Exelon.

Lillie previously served as vice president of human resources for Comcast Corporation and senior vice president of human resources for Comcast Cable. She was a partner in the law firm of Ballard, Spahr, Andrews & Ingersoll, LLP from January 1992 to February 2005, where she served as chair of the litigation department and was a member of the employment and labor law group.

Her previous legal experience included positions as trial attorney, U.S. Department of Justice, Civil Rights Division; deputy director, Community Legal Services, Inc.; Villanova Law School professor; assistant United States Attorney for the Eastern District of Pennsylvania; general counsel to the Redevelopment Authority of the City of Philadelphia; and city solicitor for the City of Philadelphia.

Lillie serves on the boards of Howard University, The Franklin Institute Science Museum, the American Arbitration Association, the Penn Mutual Life Insurance Company, the United Way of Southeastern Pennsylvania, and the Pyramid Club. She also is a member of the advisory board of PNC Financial Services Group of Philadelphia/Southern New Jersey. She served as a trustee of Friends Select School from 1994 to 2002, and 2003 to 2006 – serving as president of the board of trustees for two years and elected to membership in their executive leadership council in 2008.

She has been a member of many civic commissions including the Independent Charter Commission, the Philadelphia Criminal Justice Task Force, the MOVE Commission, and the Philadelphia Election Reform Task Force. She previously served as chairman of the board of directors of the Federal Reserve Bank of Philadelphia and vice chairman of the executive committee of the conference of chairmen of the Federal Reserve System.

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Lillie Appointment Release

A native of Houston, Texas, Lillie received a bachelor’s degree from Wesleyan University, a law degree from Temple University, and a master’s of law from Yale Law School. She was awarded an honorary Doctor of Law degree from Seton Hill University in 2005.

Her appointment to the PECO board of directors is effective Jan. 1, 2010.

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Based in Philadelphia, PECO is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE: EXC). PECO serves 1.6 million electric and 485,000 natural gas customers in southeastern Pennsylvania and employs about 2,400 people in the region. PECO delivered 83.7 billion cubic feet of natural gas and 39.4 billion kilowatt-hours of electricity in 2008. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.

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